Exhibit 10.80

DIODES INCORPORATED

2013 EQUITY INCENTIVE PLAN

NONSTATUTORY STOCK OPTION AGREEMENT

Diodes Incorporated, a Delaware corporation, (the “Company”), hereby grants an Option to purchase Shares to the Optionee named below. The terms and conditions of the Option are set forth in this cover sheet and the attached Nonstatutory Stock Option Agreement (together, this “Agreement”) and in the Diodes Incorporated 2013 Equity Incentive Plan as it may be amended from time to time.

Date of Option Grant:                             , [YEAR]

Name of Optionee:

Number of Shares Covered by Option:

Exercise Price per Share: $            .

Fair Market Value of a Share on Date of Option Grant: $            .

Expiration Date:                     , [YEAR] [DO NOT EXCEED TEN YEARS FROM GRANT] This Option will expire earlier as a result of certain events, including your Separation From Service, as provided in this Agreement.

Vesting Commencement Date:                     , [YEAR]

Vesting Schedule:

Subject to all the terms of this Agreement and your continuous Service through the applicable dates of vesting, your right to purchase Shares under this Option shall incrementally vest as to 25% of the total number of Shares covered by this Option, as shown above, on the date that is 12 months after the Vesting Commencement Date (the “First Vesting Date”) and on each of the subsequent three anniversaries of the First Vesting Date. Upon termination of your Service at any time and for any reason or no reason (other than termination due to your death or Disability), all of the then outstanding unvested portion of this Option shall be forfeited to the Company without consideration as of your Termination Date. No partial vesting credit will be provided no matter when your Termination Date occurs.

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan. You are also acknowledging receipt of this Agreement and a copy of the Plan, the Plan’s prospectus, a copy of Proxy Materials and other required documents, all of which are made available to you without charge. The Proxy Materials, which include the proxy statement and the annual report to stockholders, can be accessed at http://investor.diodes.com/phoenix.zhtml?c=62202&p=proxy or alternatively, can be requested from the Company’s legal department, Diodes Incorporated, 4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024 with telephone number (972) 987-3900. Any inconsistency between this Agreement and the Plan shall be resolved by reference to the Plan.

Optionee:
(Signature)

Company:
(Signature)

Attachment

DIODES INCORPORATED

2013 EQUITY INCENTIVE PLAN

NONSTATUTORY STOCK OPTION AGREEMENT

1.	The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. You and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Unless otherwise defined in this Agreement, certain capitalized terms used in this Agreement are defined in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

2.	Award of Nonstatutory Stock Option

The Company awards you a Nonstatutory Stock Option as shown on the cover sheet to this Agreement. This Option is not intended to be an Incentive Stock Option under section 422 of the Code and will be interpreted accordingly.

This Option is not intended to be deferred compensation under section 409A of the Code and will be interpreted accordingly.

3.	Vesting

This Option is only exercisable before it expires and only with respect to the vested portion of the Option. This Option will vest according to the Vesting Schedule described in the cover sheet of this Agreement.

4.	Term

Your Option will expire in all cases no later than the close of business at Company headquarters on the Expiration Date, as shown on the cover sheet. Your Option may expire earlier if your Service terminates, as described in Sections 5, 6 and 7 below or on the date on which the Option is cancelled (and not substituted or assumed) pursuant to a Change in Control or merger or acquisition or reorganization or similar transaction involving the Company. You are solely responsible for determining whether and when to exercise any vested portion of this Option and also for keeping track of when your Option expires and when it therefore can no longer be exercised. The Company has no obligation (and does not intend) to provide you with any further notice of your Option’s expiration dates. The Company will have no liability to you or to any other person if all or any portion of your Option is not exercised before it expires for any reason.

5.	Termination of Service - General

If, while the Option is outstanding, your Service terminates for any reason, other than being terminated by the Company for Cause or due to your death or Disability, then the unvested portion of your Option shall be forfeited without consideration and shall immediately expire on your Termination Date and the vested portion of your Option will expire at the earlier of (i) the close of business at Company headquarters on the date that is three (3) months after your Termination Date, (ii) the Expiration Date set forth in the attached cover sheet and further described in Section 4 above, or (iii) the date on which the Option is cancelled (and not substituted or assumed) pursuant to a Change in Control or merger or acquisition or reorganization or similar transaction involving the Company. In no event is the Option exercisable after the Expiration Date.

6.	Termination of Service for Cause

If your Service is terminated by the Company for Cause or if you commit an act(s) of Cause while this Option is outstanding, as determined by the Committee in its sole discretion, then you shall immediately forfeit all rights to your Option without consideration, including any vested portion of the Option, and the entire Option shall immediately expire, and any rights, payments and benefits with respect to the Option shall be subject to reduction or recoupment in accordance with applicable Company policies and the Plan. For avoidance of doubt, your Service shall also be deemed to have been terminated for Cause by the Company if, after your Service has otherwise terminated, facts and circumstances are discovered that would have justified a termination for Cause, including, without limitation, your violation of Company policies or breach of confidentiality or other restrictive covenants or conditions that may apply to you prior to or after your Termination Date.

7.	Termination of Service due to Death or Disability; Death after Termination of Service

If your Service terminates because of your death or Disability, then the unvested portion of your Option shall continue to vest as provided on the cover sheet to this Agreement and the vested portion of your Option will expire at the earlier of (i) the close of business at Company headquarters on the Expiration Date set forth in the attached cover sheet and further described in Section 4 above, or (ii) the date on which the Option is cancelled (and not substituted or assumed) pursuant to a Change in Control or merger or acquisition or similar transaction involving the Company. In no event is the Option exercisable after the Expiration Date.

If your death occurs within 3 (three) months after your Termination Date and if there is a vested unexercised portion of this Option outstanding at the time of your death, then your estate may exercise the vested portion of your Option until the earlier of (i) one year after your death, (ii) the close of business on the Expiration Date set forth in the attached cover sheet and further described in Section 4 above, or (iii) the date on which the Option is cancelled (and not substituted or assumed) pursuant to a Change in Control or merger or acquisition or reorganization or similar transaction involving the Company.

8.	Notice of Exercise

When you wish to exercise this Option, you must notify the Company by filing a “Notice of Exercise” form at the address given on the form. Your notice must specify how many Shares you wish to purchase. The notice can only become effective after it is received by the Company.

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

9.	Form of Payment

When you submit your notice of exercise, you must include payment of the aggregate Exercise Price for the Shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

•   Cash received directly from Optionee’s brokerage account.

•   To the extent a public market for the Shares exists as determined by the Company, by Cashless Exercise through delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

•   By Net Exercise as provided in Section 2(z) of the Plan.

•   To the extent approved by the Committee in its discretion and with all terms and conditions determined by the Committee, payment may be made in another form of legal consideration acceptable to the Committee.

10.	Transfer of Award

Prior to your death, only you may exercise this Option. You cannot gift, transfer, assign, alienate, pledge, hypothecate, attach, sell, or encumber this Option. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will or it may be transferred by the laws of descent and distribution. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your Option in any other way

11.	Leaves of Absence

For purposes of this Option, your Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing, if the terms of the leave of absence provide for Service crediting, or when Service crediting is required by applicable law. Your Service terminates in any event when the approved leave of absence ends unless you immediately return to active work.

The Company determines which leaves of absence count for this purpose (along with determining the effect of a leave of absence on vesting of the Option), and when your Service terminates for all purposes under the Plan.

12.	Stockholder Rights

You, or your estate, shall have no rights as a stockholder of the Company with regard to the Option until you have been issued the applicable Shares by the Company and have satisfied all other conditions specified in the Plan. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such applicable Shares are issued, except as provided in the Plan.

13.	Taxes and Withholding

You will be solely responsible for payment of any and all applicable taxes, including without limitation any penalties or interest based upon such tax obligations, associated with this Award.

You will not be allowed to exercise this Option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or sale of Shares acquired under this Option.

To the extent a public market for the Shares exists as determined by the Company, such withholding taxes may be settled by Cashless Exercise through delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the withholding taxes.

To the extent approved by the Committee in its discretion and with all terms and conditions determined by the Committee, payment of withholding taxes may be made in another form of legal consideration acceptable to the Committee.

In accordance with Plan Section 2(z) and 16(b), you may elect to utilize Net Exercise to have Shares withheld from Option exercises at a per Share Fair Market Value on the date of Option exercise in order to satisfy the applicable tax withholding due in connection with exercises of this Option. As provided in Plan Section 16(b), no amount may be withheld under Net Exercise that would be in excess of minimum statutory withholding rates.

14.	Code Section 409A	This Award will be administered and interpreted to comply with Code Section 409A. The provisions of the Plan concerning Code Section 409A will apply to this Award to the extent needed.

15.	Restrictions on Exercise and Resale

By signing this Agreement, you agree not to (i) exercise this Option (“Exercise Prohibition”), or (ii) sell, transfer, dispose of, pledge, hypothecate, make any short sale of, or otherwise effect a similar transaction of any Shares acquired under this Option (each a “Sale Prohibition”) at a time when applicable laws, regulations or Company or underwriter trading policies prohibit the exercise or disposition of Shares. The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law or regulation. The Company shall have the right to designate one or more periods of time, each of which generally will not exceed one hundred eighty (180) days in length (provided however, that such period may be extended in connection with the Company’s release (or announcement of release) of earnings results or other material news or events), and to impose an Exercise Prohibition and/or Sale Prohibition, if the Company determines (in its sole discretion) that such limitation(s) is needed in connection with a public offering of Shares or to comply with an underwriter’s request or trading policy, or could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities. The Company may issue stop/transfer instructions and/or appropriately legend any stock certificates issued pursuant to this Option in order to ensure compliance with the foregoing. Any such Exercise Prohibition shall not alter the Vesting Schedule set forth in this Agreement other than to limit the periods during which this Option shall be exercisable.

If the sale of Shares acquired under this Award is not registered under the Securities Act, but an exemption is available which requires an investment representation or other representation and warranty, you shall represent and agree that the Shares being acquired are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations and warranties as are deemed necessary or appropriate by the Company and its counsel.

You may also be required, as a condition of exercise of this Option, to enter into any Company stockholder agreement or other agreements that are applicable to stockholders.

16.	Clawback Policy	You expressly acknowledge and agree to be bound by Section 15(e) of the Plan, which contains provisions addressing the Company’s policy on recoupment of equity or other compensation.

17.	No Retention Rights

Your Option or this Agreement does not give you the right to be retained by the Company (or any Parent or any Subsidiaries or Affiliates) in any capacity. The Company (or any Parent and any Subsidiaries or Affiliates) reserves the right to terminate your Service at any time and for any reason.

18.	Extraordinary Compensation

This Option and the Shares subject to the Option are not intended to constitute or replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represent any portion of your salary, compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

19.	Adjustments

In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Shares covered by this Option (rounded down to the nearest whole number) and the Exercise Price per Share shall be adjusted pursuant to the Plan. Your Option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

20.	Legends

All certificates or book entries representing the Common Stock issued under this Award may, where applicable, have endorsed thereon the following notations or legends and any other notation or legend the Company determines appropriate:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR QUALIFICATION UNDER

APPLICABLE STATE LAWS OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.”

21.	Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware without reference to the conflicts of law provisions thereof.

22.	Regulatory Compliance

The issuance of Common Stock pursuant to this Agreement shall be subject to full compliance with all applicable requirements of law and the requirements of any stock exchange or interdealer quotation system upon which the Common Stock may be listed or traded.

23.	Binding Effect; No Third Party Beneficiaries

This Agreement shall be binding upon and inure to the benefit of the Company and you and any respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and you and any respective heirs, representatives, successors and permitted assigns. The parties agree that this Agreement shall survive the settlement or termination of the Award.

24.	Notice

Any notice to be given or delivered to the Company relating to this Agreement shall be in writing and addressed to the Company at its principal corporate offices. All notices shall be deemed effective upon personal delivery or upon deposit in the postal mail, postage prepaid and properly addressed to the Company. Any notice to be given or delivered to you relating to this Agreement may be delivered by electronic form including without limitation by email (including prospectuses required by the SEC) as well as all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements). The Company may also deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.

25.	Voluntary Participant	You acknowledge that you are voluntarily participating in the Plan.

26.	No Rights to Future Awards

Your rights, if any, in respect of or in connection with this Option or any other Awards are derived solely from the discretionary decision of the Company to permit you to participate in the Plan and to benefit from a discretionary future Award. By accepting this Option, you expressly acknowledge that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to you or benefits in lieu of Options or any other Awards even if Awards have been granted repeatedly in the past. All decisions with respect to future Awards, if any, will be at the sole discretion of the Committee.

27.	Future Value

The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the underlying Shares do not increase in value after the Date of Option Grant, the Option will have little or no value. If you exercise the Option and obtain Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price.

28.	No Advice Regarding Award

The Company has not provided any tax, legal or financial advice, nor has the Company made any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

29.	No Right to Damages

You will have no right to bring a claim or to receive damages if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in the Option will not constitute an element of damages in the event of the termination of your Service for any reason, even if the termination is in violation of an obligation of the Company or a Parent or a Subsidiary or an Affiliate to you.

30.	Data Privacy

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by the Company for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company holds certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, gender, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, cancelled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere and that the recipient country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired under the Plan.

31.	Other Information

You agree to receive stockholder information, including copies of any annual report, proxy statement and periodic report, from the Company’s website, if the Company wishes to provide such information through its website. You acknowledge that copies of the Plan, Plan prospectus, Plan information and stockholder information are also available upon written or telephonic request to the Plan’s administrator.

32.	Further Assistance

You agree to provide assistance reasonably requested by the Company in connection with actions taken by you while providing services to the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which you rendered service to the Company.

33.	Legal Compliance	The Company (or any Parent or any Subsidiaries or Affiliates) is not responsible for your legal compliance requirements relating to this Award, including, but not limited to, tax reporting.

34.	Additional Conditions

If the Company shall determine, in its sole discretion, that the consent or approval of any governmental authority is necessary or desirable as a condition to the payment of benefits to you pursuant to the Plan, such payment shall not occur until such registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

35.	Enforcement

The Company will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled. You agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

36.	Nondisclosure of Confidential Information

You acknowledge that the businesses of the Company is highly competitive and that the Company’s strategies, methods, books, records, and documents, technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company uses in their business to obtain a competitive advantage over competitors. You further acknowledge that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. You acknowledge that by reason of your duties to and association with the Company, you have had and will have access to and have and will become informed of confidential business information which is a competitive asset of the Company. You hereby agree that you will not, at any time during or after employment, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except in the carrying out of services responsibilities. You shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which your legal rights and obligations as a service provider or under this Agreement are at issue; provided, however, that you shall, to the extent practicable and lawful in any such events, give prior notice to the Company of your intent to disclose any such confidential business information in such context so as to allow the Company an opportunity (which you will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Any information not specifically related to the Company would not be considered confidential to the Company. In the event of any conflict in terms between this Section 36 and the terms of any Company confidentiality or proprietary information agreement you have executed, the terms of such other confidentiality or proprietary information agreement shall prevail and govern.